Exhibit 99.1

Assertio Reports First Quarter 2025 Financial Results

First Quarter Total Net Product Sales of $26.0 Million, In Line with 2025 Outlook

Provides Update on Long-Term Business Strategy Designed to Create Sustainable Near-Term Growth and Increased Long-Term Value

LAKE FOREST, IL. – May 12, 2025 – Assertio Holdings, Inc. (“Assertio” or the “Company”) (Nasdaq: ASRT), a pharmaceutical company with comprehensive commercial capabilities offering differentiated products designed to address patients’ needs, today reported financial results for the first quarter ended March 31, 2025.

Said Brendan O’Grady, Chief Executive Officer, “We have achieved substantial progress to date as we implement our business strategy designed to create sustainable near-term growth and increased long-term value as a specialty pharmaceutical company focused on commercial assets. As part of this strategy, Assertio’s 2025 transformation priorities include reducing legal exposure, simplifying our corporate structure and processes, prioritizing investment in growth assets, divesting declining or non-core assets, and using the strength of our balance sheet to close a strategic transaction.”

Executing on these priorities through the first quarter, Assertio has:

•Settled multiple prior legal matters, including the previously disclosed DOJ False Claims Act qui tam lawsuit, the last remaining Glumetza antitrust action, Spectrum’s legacy Luo securities class action (subject to court approval), and obtained a dismissal of the Company’s Edwards securities class action, reducing future legal costs and further focusing resources on the business.
•Begun simplifying its corporate holdings structure by transferring all of its interests in its subsidiary Assertio Therapeutics to an established purchaser of legacy litigation matters resulting in Assertio Therapeutics being owned by the purchaser’s related company, ATIH Industries, LLC. At the closing of this transaction, Assertio Therapeutics held approximately $8.2 million in cash, insurance, a single-digit royalty on Indocin, and certain legal liabilities, including those related to opioid litigation. As a result of this transaction, neither Assertio Holdings nor any of its current subsidiaries are defendants in any opioid-related litigation.
•Reallocated corporate resources to focus on growth assets, namely Rolvedon and Sympazan.
•Advanced its strategic activities to bring new growth drivers into Assertio’s commercial platform, while also progressing the process to divest non-core assets.

Net Sales and Key Asset Performance

Further, O’Grady said “Looking at the first quarter, net sales came in at $26.0 million, and we are tracking to our full year net product sales and adjusted EBITDA outlook. Rolvedon net sales still finished above our internal expectation, despite Q4 stocking to support customer and volume expansion in Q1, which reflects continued strong demand and commercial execution. As a result, we expect Rolvedon net sales to continue to increase throughout the year. In addition, our revised Sympazan promotional strategy is proving effective, with total Sympazan prescriptions up 6.5% year-over-year in the first quarter. Also, Indocin remained stable in the first quarter, achieving our net sales and contribution expectations.”

Financial Highlights (unaudited):

	Three Months Ended
(in millions, except per share amounts)	March 31, 2025	March 31, 2024
Net Product Sales (GAAP)	$26.0	$31.9
Net Loss (GAAP)	$(13.5)	$(4.5)
Loss Per Share (GAAP)	$(0.14)	$(0.05)
Adjusted EBITDA (Non-GAAP)[1]	$0.2	$7.4
Adjusted Earnings Per Share (Non-GAAP)[1]	$(0.04)	$0.04
First quarter results included the following as compared to the prior year first quarter:

▪Rolvedon net product sales were $13.1 million, a decrease from $14.5 million in the prior year quarter, driven by lower pricing, partially offset by higher volume.
▪Indocin net product sales were $5.5 million, a decrease from $8.7 million in the prior year quarter, due to the previously announced generic competition affecting both volume and pricing.
•Gross margin2 increased to 70% compared to 65% in the prior year quarter, primarily driven by a reduction in inventory write-downs and the completion of Rolvedon inventory step-up amortization, partially offset by the impact of higher Rolvedon volumes on cost of sales.
•SG&A expenses were $22.0 million, an increase from $18.5 million in the prior year quarter, primarily driven by $4.7 million of net higher legal charges and settlements, partially offset by a $1.1 million reduction in personnel costs.
~~•~~Adjusted EBITDA3 was $0.2 million, a decrease from $7.4 million in the prior year quarter, primarily reflecting lower net product sales and the impact of higher Rolvedon volumes on cost of sales.

Balance Sheet and Cash Flow

•As of March 31, 2025, cash, cash equivalents and short-term investments totaled $87.3 million, compared to $100.1 million as of December 31, 2024. Cash flow from operations during the quarter was impacted by the timing of approximately $12.0 million of accounts receivable collected in April 2025.
•Debt as of March 31, 2025 was $40.0 million, comprised of the Company’s 6.5% convertible notes, with no maturities until September 2027.

Conference Call and Investor Presentation Information

Assertio’s management will host a conference call today to discuss its first quarter 2025 financial results and provide additional details of its 2025 corporate strategy.

Date:	Monday, May 12, 2025
Time:	4:30 p.m. Eastern Time
Webcast (live and archive):	http://investor.assertiotx.com/overview/default.aspx (Events & Webcasts, Investor Page)
Dial-in numbers:	1-646-307-1963, Conference ID 3278948

To access the live webcast, the recorded conference call replay, and other materials, please visit Assertio’s investor relations website at http://investor.assertiotx.com/overview/default.aspx. Please connect at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. The replay will be available approximately two hours after the call on Assertio’s investor website.

1 Non-GAAP measures are reconciled to the corresponding GAAP measures in the schedules attached.
2 Gross margin represents the ratio of net product sales less cost of sales to net product sales.
3 See “Non-GAAP Financial Measures” below for information about reconciling our Adjusted EBITDA guidance to Net Loss.

About Assertio

Assertio is a pharmaceutical company with comprehensive commercial capabilities offering differentiated products designed to address patients’ needs. Our focus is on supporting patients by marketing products in oncology, neurology, and pain management. To learn more about Assertio, visit www.assertiotx.com.

Investor Contact

Matt Kreps, Managing Director
Darrow Associates
M: 214-597-8200
mkreps@darrowir.com

Forward Looking Statements

The statements in this communication include forward-looking statements. Forward-looking statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs. Forward-looking statements speak only as of the date they are made or as of the dates indicated in the statements and should not be relied upon as predictions of future events, as there can be no assurance that the events or circumstances reflected in these statements will be achieved or will occur. Forward-looking statements can often, but not always, be identified by the use of forward-looking terminology such as “anticipate,” “approximate”, “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “opportunity,” “plan,” “potential,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “will,” or the negative of these words and phrases, other variations of these words and phrases or comparable terminology. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements, including: Assertio’s ability to grow sales and the commercial success and market acceptance of Rolvedon and Assertio’s other products, including the coverage of Assertio’s products by payors and pharmacy benefit managers; Assertio’s ability to successfully develop and execute its sales, marketing and promotion strategies using its sales force and omni-channel promotion model capabilities; the impact on sales and profits from the entry and sales of generics of Assertio’s products and/or other products competitive with any of Assertio’s products, including, but not limited to, biosimilars and indomethacin suppositories compounded by hospitals and other institutions and a 503B compounder which Assertio believes is violating certain provisions of the Federal Food, Drug and Cosmetic Act; the timing and impact of additional generic approvals and uncertainty around the recent approvals and launches of generic Indocin products, which are not patent protected and now face generic competition; Assertio’s ability to successfully identify and execute business development and other strategic transactions; Assertio’s ability to achieve the expected financial performance from products we acquire as well as delays, challenges and expenses, and unexpected liabilities and costs associated with integrating and operating newly-acquired products; expectations regarding changes in product volume and mix and the impact those changes may have on Assertio’s operating results; expectations regarding the recoverability of long-lived assets; expected industry trends, including pricing pressures and managed healthcare practices; Assertio’s ability to attract and retain executive leadership and key employees; the ability of Assertio’s third-party manufacturers to manufacture adequate quantities of commercially salable inventory and active pharmaceutical ingredients for each of Assertio’s products on commercially reasonable terms and in compliance with their contractual obligations to Assertio, and Assertio’s ability to maintain its supply chain which relies on single-source suppliers; the outcome of, and Assertio’s intentions with respect to, any litigation or government investigations, including pending and potential future shareholder litigation relating to the Spectrum Merger and/or the recent approval and launch of generic indomethacin suppositories, opioid-related government investigations and opioid-related litigation, Spectrum’s legacy shareholder and other litigation, and other disputes and litigation, including Assertio’s antitrust and unsealed qui tam litigation for which definitive settlements have now been reached; the timing, cost and results of Assertio’s clinical studies and other research and development efforts, including the extent to which data from the Rolvedon same-day dosing trial, which was completed in the fourth quarter of 2024, may support Assertio’s ongoing commercialization efforts; Assertio’s compliance or non-compliance with, or being subject to, legal and regulatory requirements related to the development or promotion of pharmaceutical products in the U.S., the extent to which the current U.S. federal administration may impose or seek to impose leadership, rule and/or policy changes impacting Assertio’s business, as well as legal challenges and uncertainty around the funding, functioning, regulatory and policy priorities of U.S. federal regulatory agencies; Assertio’s ability to obtain and maintain intellectual property protection for its products and operate its business without infringing the intellectual property rights of others; variations in revenues obtained from commercialization agreements and the accounting treatment with respect thereto; Assertio’s common stock regaining and maintaining compliance with The Nasdaq Capital Market’s minimum closing bid requirement of at least $1.00 per share in light of the deficiency notification received on January 22, 2025; and the impacts of potential changes to U.S. and international trade policies, especially in light of the tariffs recently imposed by the new U.S. federal administration and tariffs and other retaliatory actions taken by other countries, which may be followed by further changes to existing trade agreements and the imposition of further tariffs, including tariffs on imported pharmaceuticals into the U.S. For a discussion of additional factors that could cause actual results to differ materially from those contemplated by forward-looking statements, see the risks described in Assertio’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Many of these risks and uncertainties may be exacerbated by public health emergencies and general macroeconomic conditions. Assertio does not assume, and hereby disclaims, any obligation to update forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures

To supplement the Company’s financial results presented on a U.S. generally accepted accounting principles (“GAAP”) basis, the Company has included information about non-GAAP measures of EBITDA, adjusted EBITDA, adjusted earnings, and adjusted earnings per share as useful operating metrics. The Company believes that the presentation of these non-GAAP financial measures, when viewed with results under GAAP and the accompanying reconciliation, provides supplementary information to analysts, investors, lenders, and the Company’s management in assessing the Company’s performance and results from period to period. The Company uses these non-GAAP measures internally to understand, manage and evaluate the Company’s performance, and in part, in the determination of bonuses for executive officers and employees. These non-GAAP financial measures should be considered in addition to, and not a substitute for, or superior to, net income or other financial measures calculated in accordance with GAAP. Non-GAAP financial measures used by us may be calculated differently from, and therefore may not be comparable to, non-GAAP measures used by other companies.

Specified Items

Non-GAAP measures presented within this release exclude specified items. The Company considers specified items to be significant income/expense items not indicative of current operations. Specified items may include adjustments to interest expense and interest income, income tax expense (benefit), depreciation expense, amortization expense, sales reserves adjustments for products the Company is no longer selling, stock-based compensation expense, fair value adjustments to contingent consideration or derivative liability, expenses recognized for legal settlements, net of any insurance proceeds, restructuring charges, amortization of fair value inventory step-up as a result of purchase accounting, transaction-related costs, gains, losses or impairments from adjustments to long-lived assets and assets not part of current operations, changes in valuation allowances on deferred tax assets, and gains or losses resulting from debt refinancing or extinguishment.

Revisions to Specified Items

Beginning with the first quarter of 2025, adjusted EBITDA excludes legal settlement costs incurred during the period, as these charges relate to non-recurring and non-operational matters. Management believes that excluding such items provides investors with a clearer understanding of the Company’s underlying operating performance by removing the impact of items that are not indicative of continuing operations. Prior period amounts of Adjusted EBITDA have been recast to conform to this presentation.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31, 2025	March 31, 2024
Revenues:
Product sales, net	$25,994	$31,862
Royalty revenue	494	586
Total revenues	26,488	32,448
Costs and expenses:
Cost of sales	7,786	11,177
Research and development expenses	438	733
Selling, general and administrative expenses	21,975	18,524
Amortization of intangible assets	9,233	5,631
Restructuring charges	289	720
Total costs and expenses	39,721	36,785
Loss from operations	(13,233)	(4,337)
Other (expense) income:
Interest expense	(765)	(757)
Interest income	720	711
Other (loss) gain	(18)	5
Total other expense	(63)	(41)
Net loss before income taxes	(13,296)	(4,378)
Income tax expense	(245)	(132)
Net loss and comprehensive loss	$(13,541)	$(4,510)

Basic and diluted net loss per share	$(0.14)	$(0.05)
Shares used in computing basic and diluted net loss per share	95,677	94,980

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	(Unaudited)
	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$35,004	$50,588
Short-term investments	52,321	49,466
Accounts receivable, net	66,292	54,120
Inventories, net	39,403	38,308
Prepaid and other current assets	20,530	10,067
Total current assets	213,550	202,549
Property and equipment, net	550	586
Intangible assets, net	71,238	80,471
Other long-term assets	1,088	1,126
Total assets	$286,426	$284,732
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,896	$14,736
Accrued rebates, returns and discounts	82,130	76,304
Accrued liabilities	33,037	18,847
Contingent consideration, current portion	726	726
Other current liabilities	4,043	4,075
Total current liabilities	128,832	114,688
Long-term debt	38,929	38,813
Other long-term liabilities	10,135	10,150
Total liabilities	177,896	163,651
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value, 200,000,000 shares authorized; 95,773,083 and 95,536,990 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively.	9	9
Additional paid-in capital	795,186	794,196
Accumulated deficit	(686,665)	(673,124)
Total shareholders’ equity	108,530	121,081
Total liabilities and shareholders' equity	$286,426	$284,732

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2025	2024
Operating Activities
Net loss	$(13,541)	$(4,510)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	9,269	5,696
Amortization of debt issuance costs	115	107
Accretion of interest income from short-term investments	54	—
Recurring fair value measurements of assets and liabilities	25	—
Provisions for inventory	538	1,428
Stock-based compensation	1,101	1,207
Changes in assets and liabilities, net of acquisition:
Accounts receivable	(12,172)	5,054
Inventories	(1,633)	(2,344)
Prepaid and other assets	(10,425)	1,921
Accounts payable and other accrued liabilities	8,954	(134)
Accrued rebates, returns and discounts	5,827	(267)
Interest payable	(650)	(650)
Net cash (used in) provided by operating activities	(12,538)	7,508
Investing Activities
Proceeds from maturities of short-term investments	28,482	—
Purchases of short-term investments	(31,417)	—
Net cash used in investing activities	(2,935)	—
Financing Activities
Payments related to the vesting and settlement of equity awards, net	(111)	(206)
Net cash used in financing activities	(111)	(206)
Net (decrease) increase in cash and cash equivalents	(15,584)	7,302
Cash and cash equivalents at beginning of year	50,588	73,441
Cash and cash equivalents at end of period	$35,004	$80,743
Supplemental Disclosure of Cash Flow Information
Net cash refunded (paid) for income taxes	$1,040	$(11)
Cash paid for interest	$1,300	$1,300

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP EBITDA and ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended March 31,
	2025	2024	Financial Statement Classification
GAAP Net Loss	$(13,541)	$(4,510)
Interest expense	765	757	Interest expense
Income tax expense	245	132	Income tax expense
Depreciation expense	36	65	Selling, general and administrative expenses
Amortization of intangible assets	9,233	5,631	Amortization of intangible assets
EBITDA (Non-GAAP)	$(3,262)	$2,075
Adjustments:
Stock-based compensation	1,101	1,207	Selling, general and administrative expenses
Legal settlement in principle, net of insurance proceeds (1)	2,750	—	Selling, general and administrative expenses
Restructuring costs(2)	289	720	Restructuring charges
Other (3)	(720)	3,377	Multiple
Adjusted EBITDA (Non-GAAP)	$158	$7,379

(1)Legal settlement in principle, net of insurance proceeds represents the net impact of the Luo securities class action.
(2)Restructuring costs represent non-recurring costs associated with the Company’s announced restructuring plans.
(3)Other for the three months ended March 31, 2025 and 2024, represents the following adjustments (in thousands):

	Three Months Ended March 31,
	2025	2024	Financial Statement Classification
Amortization of inventory step-up	$—	$4,088	Cost of sales
Interest income	(720)	(711)	Interest income
Total Other	$(720)	$3,377

RECONCILIATION OF GAAP NET LOSS and NET LOSS PER SHARE TO
NON-GAAP ADJUSTED EARNINGS and ADJUSTED EARNINGS PER SHARE (1)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2025		2024
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net loss (GAAP)(2)	$(13,541)	$(0.14)	$(4,510)	$(0.05)
Add: Convertible debt interest expense and other income statement impacts, net of tax(2)	—		—
Adjustments:
Amortization of intangible assets	9,233		5,631
Stock-based compensation	1,101		1,207
Legal settlement in principle, net of insurance proceeds	2,750		—
Restructuring costs	289		720
Other	(720)		3,377
Income tax expense, as adjusted (3)	(3,163)		(2,734)
Adjusted (loss) earnings (Non-GAAP)	$(4,051)	$(0.04)	$3,691	$0.04

Diluted shares used in calculation (GAAP)(2)	95,677		94,980
Add: Dilutive effect of stock-based awards and equivalents(2)	—		271
Add: Dilutive effect of 2027 Convertible Notes(2)	—		—
Diluted shares used in calculation (Non-GAAP)(2)	95,677		95,251
(1)Certain adjustments included here are the same as those reflected in the Company’s reconciliation of GAAP net loss to non-GAAP adjusted EBITDA and therefore should be read in conjunction with that reconciliation and respective footnotes.
(2)The Company uses the if-converted method with respect to its convertible debt to compute GAAP and Non-GAAP diluted earnings per share when the effect is dilutive. Under the if-converted method, the Company assumes the 2027 Convertible Notes were converted at the beginning of each period presented and outstanding. As a result, interest expense, net of tax, and any other income statement impact associated with the 2027 Convertible Notes, net of tax, is added back to net income used in the diluted earnings per share calculation.
For the three months ended March 31, 2025, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were not included in either the computation of GAAP net loss and diluted net loss per share or non-GAAP adjusted loss and adjusted loss per share, because to do so would be anti-dilutive.
For the three months ended March 31, 2024, the Company’s potentially dilutive convertible debt under the if-converted method and stock-based awards under the treasury-stock method were not included in the computation of GAAP net loss and diluted net loss per share, and the potentially dilutive convertible debt under the if-converted method were not included in non-GAAP adjusted earnings and adjusted earnings per share, because to do so would be anti-dilutive. However, the potentially dilutive stock-based awards under the treasury-stock method were included in the computation of non-GAAP adjusted earnings and adjusted earnings per share because the effect was dilutive.
(3)Represents the Company’s income tax expense adjustment from the tax effect of pre-tax adjustments excluded from adjusted earnings. The tax effect of pre-tax adjustments excluded from adjusted earnings is computed at the blended federal and state statutory rate of 25%.